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Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-47590

PROSPECTUS SUPPLEMENT DATED DECEMBER 29, 2000
to
Prospectus Dated October 19, 2000

ADC TELECOMMUNICATIONS, INC.

89,750 Shares
of
Common Stock
($.20 Par Value)

    This Prospectus Supplement supplements the Prospectus dated October 19, 2000 (the "Prospectus") of ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), relating to an aggregate of 89,750 shares of Common Stock, par value $.20 per share (the "Common Stock"), of the Company that may be sold from time to time by certain shareholders of the Company who received such shares in connection with the Company's acquisition of Broadband Access Systems, Inc., or by donees, pledgees, transferees or other successors-in-interest that receive such shares as a gift, pledge, distribution to members or partners or other non-sale-related transfer (the "Selling Shareholders"). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING SHAREHOLDERS

    Recently Walter Mahla gifted 50,000 shares of ADC Common Stock to Trinity Presbyterian Church and 35,000 shares to Christ Presbyterian Church. Mark Komanecky gifted 2,000 shares of ADC Common Stock to St. Bernadette's Church/Roman Catholic Bishop of Worcester. Additionally, Eric Elfman transferred 1,250 shares of ADC Common Stock to Barbara C. Elfman, 500 shares to Eric M. Elfman, Custodian for Bradley E. Elfman, 500 shares to Eric M. Elfman, Custodian for Todd Elfman, and 500 shares to Eric M. Elfman, Custodian for Elizabeth Elfman. None of such transferees were specifically named in the Prospectus. The following table lists the Selling Shareholders not previously specifically identified in the Prospectus as a selling shareholder, and the number of shares each such Selling Shareholder beneficially owns and may sell pursuant to the Prospectus from time to time. The table of Selling Shareholders in the Prospectus is hereby amended to include the persons or entities identified below as Selling Shareholders:

Name	Number of Shares Beneficially Owned Prior to Offering(1)(2)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(3)
Trinity Presbyterian Church	50,000	50,000
Christ Presbyterian Church	35,000	35,000
St. Bernadette's Church/Roman Catholic Bishop of Worcester	2,000	2,000
Barbara C. Elfman	1,250	1,250
Eric M. Elfman, Custodian for Bradley E. Elfman UTMA MA	500	500
Eric M. Elfman, Custodian for Todd Elfman UTMA MA	500	500
Eric M. Elfman, Custodian for Elizabeth Elfman UTMA MA	500	500

(1)
The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2)
Except as otherwise indicted, represents less than 1% of the outstanding shares as of the date of this Prospectus Supplement. Information about the beneficial ownership of our shares has been given to us by the selling shareholders. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the named selling shareholders.

(3)
Assumes the sale of all shares offered by the Prospectus and this Prospectus Supplement.

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PROSPECTUS SUPPLEMENT DATED DECEMBER 29, 2000 to Prospectus Dated October 19, 2000